Exhibit (d)(3)

Confidential Disclosure Agreement

This mutual Confidential Disclosure Agreement (the “Agreement”) is made effective as of December 22, 2014 (the “Effective Date”) and will confirm recent discussions between Jazz Pharmaceuticals plc with a principal place of business at Fourth Floor Connaught House, One Burlington Road, Dublin 4, Ireland (together with its subsidiaries, “Jazz Pharmaceuticals”) and Celator Pharmaceuticals, Inc. with a principal place of business at 200 PrincetonSouth Corporate Center, Suite 180, Ewing, New Jersey 08628 USA (“Celator”) concerning a possible business relationship between Celator and Jazz Pharmaceuticals. In order to continue discussions, each party wishes to evaluate certain information and data that the other party considers to be confidential and proprietary, and each party wishes to disclose certain information and data that it considers to be confidential and proprietary provided that such information and data is received in confidence and used by the other party solely to evaluate and negotiate such business relationship (the “Purpose”). Each party agrees to disclose to or allow the other to have access to, and to receive from the other party, confidential and proprietary information, only upon the following terms and conditions:

1. “Confidential Information” means all information that is disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”), either directly or indirectly, including without limitation data, schematics, designs, patent applications, drawings, specifications, technology, samples, models and specimens relating to technologies, products and product concepts discovered or developed or being explored or developed by the Disclosing Party, or the use, manufacture or marketing thereof, or the Disclosing Party’s related clinical, regulatory, manufacturing or marketing affairs, whether in written, graphic, electronic or oral form, with the exception only of the following:

(a)	information that is now in the public domain or subsequently enters the public domain without fault on the part of the Receiving Party;

(b)	information that, prior to the date of disclosure hereunder, is known by the Receiving Party from its own sources without restriction, as evidenced by the Receiving Party’s prior written records;

(c)	information received by the Receiving Party without restriction from any third party not under any obligation to keep such information confidential; and

(d)	information which the Receiving Party proves by clear and convincing evidence was independently developed without the use of any of the Disclosing Party’s Confidential Information.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because certain individual features are published or available to the general public or in the rightful possession of Receiving Party unless the combination as a whole falls within any of the above exceptions.

2. Each party agrees to maintain in confidence all Confidential Information of the other party and, subject to the express provisions of this Agreement, not to disclose such Confidential Information to any third party without the express written consent of such other party, to be given or withheld in the absolute discretion of such other party. Each party shall take all necessary and reasonable precautions to prevent the disclosure of Confidential Information of the other party to any unauthorized third parties. In this regard, each party agrees that it will disclose Confidential Information of the other party only to those of its agents, employees and consultants (the “Company Recipients”) who need to know such Confidential Information to accomplish the Purpose and who are bound by obligations of confidentiality at least as stringent as those set forth herein. Each party agrees that upon disclosing Confidential Information of the other party to any Company Recipients, such Company Recipients shall be advised of the confidential nature of the information and shall be instructed to take all necessary and reasonable precautions to prevent the unauthorized disclosure thereof. Each party may disclose Confidential Information of the other party to affiliated companies controlled by, under the control of, or under common control with such party (the “Affiliates” and together with the Company Recipients, the “Representatives”), if such Affiliates are bound by obligations of confidentiality at least as stringent as those set forth herein. Each party agrees to enforce the terms and provisions of this Agreement as to any Representative who receives any Confidential Information of the other party hereunder and to assume liability for breach of this Agreement by any or all such Representatives. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction provided that the Receiving Party uses commercially reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and provides reasonable prior written notice to the Disclosing Party.

3. Each party agrees that it shall not use Confidential Information of the other party for any purpose other than the Purpose without the express written consent of such other party, to be given or withheld in the absolute discretion of such other party. Each party acknowledges that the use of Confidential Information of the other party for any reason other than the Purpose or disclosure of Confidential Information of the other party without the express written permission of such other party may cause irreparable harm to such other party and that any material breach or threatened material breach of this Agreement by the Receiving Party will entitle the Disclosing Party to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

4. All Confidential Information disclosed by the Disclosing Party to the Receiving Party pursuant to this Agreement shall be and remain the property of the Disclosing Party and all written Confidential Information and copies thereof shall he promptly returned or lawfully destroyed upon the earlier of the termination of this Agreement or the Disclosing Party’s request, provided that the Receiving Party shall be entitled to retain one set of all such information in strict confidence for the sole purpose of monitoring its obligations hereunder.

5. The term of this Agreement will be for three years from the Effective Date. Either party may terminate this Agreement with 30 days’ written notice to the other party. Each party’s obligations of confidentiality and non-use under this Agreement shall survive any termination and shall continue for a period of seven years from the termination of this Agreement for any reason, including the natural end of its term.

6. Nothing contained herein shall be construed as granting or implying any property rights to the Receiving Party, by license or otherwise, to any Confidential Information of the Disclosing Party, or to any invention, or any patent, copyright, trademark or other intellectual property right that has issued or may issue based on such Confidential Information.

7. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

8. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior discussions between the parties with respect to such matters. Any amendment, modification or waiver of this Agreement or any of its terms must be agreed to in a writing signed by both parties.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

10. This Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party; provided, however, that no assignment of this Agreement by a party in its capacity as a Receiving Party shall relieve such party of its obligations of confidentiality and non-use under this Agreement.

11. This Agreement may be executed by the parties in separate counterparts, each of which will be deemed an original but both of which together will constitute one and the same Agreement. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

(Remainder of page left intentionally blank)

If the foregoing is acceptable, please have this Agreement executed and dated by an authorized corporate officer and return one fully executed copy to Jazz Pharmaceuticals.

Approved and accepted as of the Effective Date

AGREED TO:		AGREED TO:

Jazz Pharmaceuticals plc		Celator Pharmaceuticals, Inc.

Name:	/s/ Patricia Carr	Name:	/s/ Scott T. Jackson

Title:	VP Finance	Title:	Chief Executive Officer

4